Exhibit 99.1

 DRS Technologies Reports Record Third Quarter and Nine-Month Results

    Quarterly Record in New Orders Increases Backlog to an All Time
                                 High;

             Company Raises Fiscal 2007 Earnings Guidance


    PARSIPPANY, N.J.--(BUSINESS WIRE)--Feb. 9, 2007--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the fiscal 2007 third quarter and nine-month period, which ended December 31, 2006. Results for both periods included significant increases in revenues, operating income, net earnings and earnings per share. A quarterly record in new contracts received for products and services increased the company's funded backlog at the end of the period to a new high.

    "DRS posted excellent results for the three- and nine-month periods," said Mark S. Newman, DRS Technologies' chairman, president and chief executive officer. "Strong new order flow during the third quarter contributed to a record funded backlog at December 31 that exceeded $3 billion for the first time. The results year to date place the company in an exceptional position to complete the fiscal year in outstanding form."

    Fiscal 2007 Third Quarter Results

    Fiscal 2007 third quarter revenues were $680.4 million, 75 percent higher than revenues of $389.5 million for last year's third quarter. The company's organic revenue growth was strong, accounting for approximately 12.6 percent of the sales increase, with the balance of the increase attributable to the company's acquisition of Engineered Support Systems, Inc. (ESSI) completed in the fourth quarter of fiscal 2006.

    Operating income of $76.6 million in the quarter was 71 percent higher than the $44.8 million reported for the third quarter of fiscal 2006. The increase was attributable to the higher overall sales volume. The operating margin (operating income as a percentage of sales) for the fiscal 2007 third quarter was 11.3 percent.

    Earnings before interest, taxes, depreciation and amortization (EBITDA) were $95.3 million for the fiscal 2007 three-month period, 73 percent higher than EBITDA of $55.0 million reported for the third quarter a year earlier. EBITDA as a percentage of sales for the fiscal 2007 third quarter was 14.0 percent.

    Interest and other expense (income), net for the third quarter of fiscal 2007 was $29.8 million, compared with $10.3 million for the same quarter a year ago. The increase was due to higher interest expense related to borrowings associated with financing the ESSI acquisition.

    The effective income tax rate for the fiscal 2007 third quarter was approximately 25 percent, compared with approximately 42 percent for last year's third quarter.

    Net earnings for the third quarter of fiscal 2007 were $35.1 million, 78 percent above net earnings of $19.7 million for the same quarter last year.

    Diluted earnings per share (EPS) for the fiscal 2007 third quarter were $0.86, compared with $0.69 for the same quarter last year. Fiscal 2007 third quarter diluted EPS included a reduction of $0.02 per share from the company's application of the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123R (SFAS 123R), "Share-Based Payment," effective April 1, 2006. Fiscal 2007 third quarter diluted EPS was based on weighted average diluted shares outstanding of 40.7 million, compared with 28.7 million shares for the same quarter a year earlier.

    Net cash provided by operating activities for the third quarter of fiscal 2007 was $29.3 million, compared with $24.5 million for the third quarter last year. Free cash flow (net cash provided by operating activities less capital expenditures) was $18.4 million for the third quarter of fiscal 2007, versus $14.4 million for the fiscal 2006 third quarter. Capital expenditures were $10.9 million for the third quarter of fiscal 2007, compared with $10.1 million for the same quarter last year.

    New Contract Awards and Backlog

    DRS secured a quarterly record of $1.10 billion in new orders for products and services during the third quarter of fiscal 2007, 263 percent above bookings for the comparable prior-year period. Funded backlog at December 31, 2006 climbed to a record $3.14 billion, 91 percent above $1.64 billion in funded backlog at the same time last year and 31 percent higher than funded backlog at March 31, 2006, the company's fiscal 2006 year-end.

    "The significant level of new business captured in the third quarter drove DRS's backlog to a new high at December 31," said Mr. Newman. "In addition, during the period we were informed by the U.S. Navy of our selection as one of the finalists to develop preliminary design options for remote displays and display consoles for the new Common Enterprise Display Systems (CEDS) program. These preliminary design options are part of Phase I of the government's Preliminary Design Review for this competitive program, which ultimately will provide network-centric, command and control systems. The displays and consoles produced for CEDS are expected to become the standard for all new Naval combat systems for integration across multiple Naval platforms, including surface ships, submarines and aircraft. The resulting systems will allow commanders and crew access to mission applications from any on-board display console. We look forward to providing our Navy customer with our best technologically innovative display system solutions for this key program."

    On October 2, 2006, the company announced a realignment of its operations into four operating segments, which are now known as the Command, Control, Communications, Computers & Intelligence (C4I) Segment, the Reconnaissance, Surveillance & Target Acquisition (RSTA) Segment, the Sustainment Systems Segment, and the Technical Services Segment. During the fiscal 2007 third quarter, the company's C4I segment booked $367.6 million in new contracts, including:

    -- $89 million primarily for battlefield digitization systems, the largest orders associated with a multi-year U.S. Army contract to produce rugged Applique Computer Systems to support the Blue Force Tracking requirements of the Force XXI Battle Command, Brigade and Below (FBCB2) program, and with production of display systems used by the Federal Aviation Administration;

    -- $71 million to provide electronic manufacturing services, primarily associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program installed on ships, submarines and aircraft, with Driver Vision Enhancer A-Kits for U.S. Army vehicles and with switchgear for new amphibious assault ships;

    -- $60 million to provide Naval and industrial nuclear power products, ship control, power generation, distribution and propulsion systems supporting U.S. Navy ships and submarines;

    -- $57 million for embedded and off-board test and diagnostic systems, and energy management systems, reflecting significant awards under the Army's M1A1 Abrams Integrated Management
        (AIM) program, and Direct Support Electrical System Test Sets (DSESTS) for the M2/M3 family of Bradley Fighting Vehicles;

    -- $34 million to provide data collection, communications and processing equipment, including receivers, tuners, antennae, radios, signal processing systems and recorders supporting U.S. intelligence operations; and

    -- $9 million for electronic warfare systems, the largest orders associated with unmanned threat emitters used in air combat test and training.

    New contracts awarded to the company's RSTA Segment were valued at $429.1 million for the third quarter and included:

    -- $250 million for ground-based thermal imaging systems, the largest orders associated with ground vehicle electro-optical systems for the U.S. Army's Improved Bradley Acquisition System (IBAS) program and Horizontal Technology Integration
        (HTI) program;

    -- $118 million for weapons and sensor sighting and targeting products utilizing uncooled infrared technology, the largest awards related to the multi-year U.S. Army Thermal Weapon
        Sights (TWS) II and the Driver Vision Enhancers (DVE) programs;

    -- $42 million to produce airborne thermal imaging systems and Forward Looking Infrared (FLIR) sensors, primarily to support the Mast Mounted Sights on the U.S. Army's OH-58D Kiowa
        Warrior helicopters and for aircraft infrared countermeasures;
        and

    -- $11 million for infrared technology development supporting remote sensing and advanced programs.

    For the third quarter of fiscal 2007, the company's Sustainment Systems Segment booked contracts valued at $197.6 million, including:

    -- $82 million for military support equipment, including equipment transport trailers, mobile support systems, refrigerated containers and shelters, the largest awards related to the M1000 Heavy Equipment Transporter (HET) trailers for the U.S. Army;

    -- $57 million for power generators and power supplies, the largest award associated with Tactical Quiet Generators for the U.S. Army and other government agencies; and

    -- $52 million for defense electronic, environmental, radar and perimeter security systems, the largest order for Knight(TM) digital command, control and communications systems supporting U.S. Army artillery units.

    The company's Technical Services Segment booked contracts valued at $108.6 million, during the fiscal 2007 third quarter, including:

    -- $60 million for communications products and services, including telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications. The largest awards were associated with the U.S. Army's multimedia Defense Communications and Army Transmission Systems (DCATS) program;

    --  $26 million for engineering and logistics support services;
        and

    -- $21 million for secure access systems and services, the most significant orders supporting the Integrated Commercial
        Intrusion Detection System (ICIDS) and Integrated Security and Identification System (ISIS) programs.

    Balance Sheet Highlights

    At December 31, 2006, the company had $49.6 million in cash and cash equivalents, compared with $1.3 million at March 31, 2006, the company's fiscal 2006 year-end.

    Total debt at December 31, 2006 was $1.86 billion, up $26.3 million from March 31, 2006, the prior fiscal year end, though $12.1 million lower sequentially from the fiscal 2007 second quarter. Net debt (total debt less cash) was $1.81 billion at the end of the third quarter. The company had borrowings of $70 million against its $400.0 million revolving credit facility at December 31, 2006. Stockholders' equity increased to $1.45 billion at the end of the third quarter of fiscal 2007, up 7 percent from $1.35 billion at March 31, 2006.

    Third Quarter Segment Results

    DRS's C4I Segment achieved third quarter records in new contract awards and funded backlog for the three-month period ended December 31, 2006. Bookings of $367.6 million during the fiscal 2007 third quarter contributed to a record funded backlog of $1.19 billion at December 31, 2006, 24 percent higher than the same time last year. Revenues for the third quarter of fiscal 2007 for the C4I Segment were $268.1 million, 3 percent below revenues for the third quarter a year ago. Operating income was $27.6 million, compared with $31.1 million for last year's third quarter, reflecting an operating margin of 10.3 percent. The decrease was due primarily to lower segment sales in connection with the intelligence, display, and training and control systems product lines, partially offset by higher operating income related to the company's ground vehicle diagnostics and certain Naval power systems product lines.

    Results for DRS's RSTA Segment set new third quarter records in revenues, operating income, operating margin, bookings and funded backlog. Revenues of $166.8 million were up 47 percent from $113.6 million for the same quarter in the previous year. Higher operating income of $20.6 million was a 50 percent increase over the $13.7 million in operating income reported for the same quarter a year earlier. The segment's fiscal 2007 third quarter operating margin improved to 12.3 percent from the 12.1 percent posted for the same quarter last year. The increases in sales, operating income and operating margin were due to higher shipments of the segment's ground vehicle sighting and targeting systems, and uncooled infrared sensor products. New orders of $429.1 million during the three-month period contributed to a third quarter record in funded backlog of $1.06 billion at December 31, 2006, 55 percent higher than backlog at the same time a year earlier.

    For the third quarter of fiscal 2007, the company's Sustainment Systems Segment, formed from a portion of the company's acquisition of ESSI in January 2006, reported revenues of $96.0 million and operating income of $17.0 million, reflecting a strong operating margin of 17.7 percent. The segment received new orders during the period valued at $197.6 million, and at December 31, 2006, the business posted $502.6 million in funded backlog.

    The company's Technical Services Segment, formed from a portion of the company's acquisition of ESSI, reported revenues of $149.5 million and operating income of $11.4 million, reflecting an operating margin of 7.6 percent for the fiscal 2007 third quarter. New orders received during the period were valued at $108.6 million, and funded backlog at December 31, 2006 was $388.3 million.

    Fiscal 2007 Nine-Month Results

    For the first nine months of fiscal 2007, DRS posted record revenues of $2.02 billion, 86 percent above revenues of $1.09 billion for the same period last year. Higher revenues for the nine-month period were primarily attributable to the company's acquisition of ESSI in the fourth quarter of fiscal 2006, as well as to strong organic growth, especially in the company's ground vehicle sighting and targeting systems, uncooled infrared products, embedded vehicle diagnostics systems and international naval sensor systems product lines. Organic revenue growth accounted for approximately 14.8 percent of the increase in the nine-month period.

    Operating income for the first nine months of fiscal 2007 was a record $213.5 million, 80 percent above the $118.5 million reported for the same period a year earlier. The fiscal 2007 nine-month operating margin was 10.6 percent. Higher operating income was primarily due to the increased sales volume over the same period in the prior year.

    Interest and other expense (income), net for the first nine months of fiscal 2007 was $89.9 million, compared with $31.2 million for the same period a year earlier. The increase was due to higher interest expense related to borrowings associated with financing the ESSI acquisition.

    The company posted record EBITDA of $269.5 million for the first nine months of the fiscal year, 82 percent higher than the $148.2 million reported for the same period last year. EBITDA as a percentage of revenues for the fiscal 2007 nine-month period was 13.3 percent.

    The effective income tax rate for the first three quarters of fiscal 2007 was approximately 33 percent, compared with approximately 39 percent for the same period last year.

    Net earnings for the first nine months of fiscal 2007 were a record $81.6 million, up 55 percent from net earnings of $52.7 million for the same nine-month period a year earlier.

    Diluted EPS of $2.01 for the nine-month period of fiscal 2007 included a $0.07 per share reduction from the company's application of the provisions of SFAS 123R, effective April 1, 2006. Last year's nine-month diluted EPS was $1.84. Fiscal 2007 nine-month diluted EPS was based on weighted average diluted shares outstanding of 40.7 million, compared with 28.6 million shares for the same period a year earlier.

    Free cash flow for the fiscal 2007 nine-month period was approximately $23.5 million, compared with free cash flow of $33.1 million for the same period last year. The decrease in the nine-month period was due to increases in accounts receivable, inventory and interest obligations, partially offset by an increase in customer advances. Net cash provided by operating activities was $61.7 million, and capital expenditures were $38.2 million.

    Outlook

    For the fiscal year ending March 31, 2007, the company raised its previous full-year diluted EPS guidance. The company now anticipates fiscal 2007 diluted EPS of $2.98 to $3.05, which includes a $0.10 to $0.12 impact from the company's application of SFAS 123R. Fiscal 2007 diluted EPS guidance is based on weighted average diluted shares outstanding of 41.0 million, compared with 30.6 million shares in fiscal 2006. The company said it continues to expect revenues to rise by approximately 57 percent over the prior fiscal year, estimating $2.7 billion to $2.75 billion in sales, and expects an operating margin exceeding 11 percent. The company also reconfirmed its guidance for free cash flow of $90 million to $115 million for fiscal 2007.

    "Our realigned operations announced during the quarter provide greater transparency and promote inter-segment cooperation for pursuing new business opportunities," Mr. Newman said. "DRS's growth continues to be guided by a strategic focus, which encourages the integration of resources across the organization in order to provide seamless system and service solutions for our customers. In a climate of strong funding for core and supplemental defense budgets, we are continuing to identify many opportunities in the military, government intelligence and homeland security markets to apply the full range of our technologies and services for refresh, recapitalization and transformation requirements. As we near the close of the fourth quarter, we are confident that fiscal 2007 will be the company's best year ever."

    DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to Investors:

    DRS Technologies will host a conference call in conjunction with this news release, which simultaneously will be broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Friday, February 9, 2007 at 9:00 a.m. EST. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson Financial's institutional investor site at http://www.streetevents.com or individual investor center at http://www.earnings.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.

               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
      CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
----------------------------------------------------------------------
                 (Millions Except Earnings per Share)

                                                   Three Months Ended
                                                       December 31,
                                                   -------------------
                                                    2006(1)    2005
                                                   --------- ---------
Revenues                                           $  680.4  $  389.5
Operating Income                                   $   76.6  $   44.8
Interest and Related Expenses and Other, Net       $   29.8  $   10.3
Earnings before Income Taxes                       $   46.7  $   34.0
Income Tax Expense                                 $   11.6  $   14.3
Net Earnings                                       $   35.1  $   19.7
Basic Earnings per Share(3)                        $    .88  $    .71
Diluted Earnings per Share(3)                      $    .86  $    .69
Weighted Average Number of Shares of
     Common Stock Outstanding:
         Basic                                         39.9      27.8
         Diluted                                       40.7      28.7

                                                   Nine Months Ended
                                                       December 31,
                                                   -------------------
                                                    2006(1)   2005(2)
                                                   --------- ---------
Revenues                                           $2,022.2  $1,089.9
Operating Income                                   $  213.5  $  118.5
Interest and Related Expenses and Other, Net       $   89.9  $   31.2
Earnings before Income Taxes                       $  122.5  $   85.7
Income Tax Expense                                 $   40.9  $   33.0
Net Earnings                                       $   81.6  $   52.7
Basic Earnings per Share(3)                        $   2.05  $   1.91
Diluted Earnings per Share(3)                      $   2.01  $   1.84
Weighted Average Number of Shares of
     Common Stock Outstanding:
         Basic                                         39.7      27.6
         Diluted                                       40.7      28.6


1 Fiscal 2007 third quarter and nine-month results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

2 Fiscal 2006 nine-month results include the operations of Codem
  Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

3 Effective April 1, 2006, the Company adopted the provisions of
  Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123R (SFAS 123R), Share-Based Payment, which reduced fiscal 2007 third quarter and nine-month earnings per share by $0.02 and $0.07, respectively.

               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
                 NON-GAAP FINANCIAL DATA (UNAUDITED)
----------------------------------------------------------------------
                             ($ Millions)
                                                  Three Months Ended
                                                      December 31,
                                                 ---------------------
                                                  2006(1)    2005(2)
                                                 ---------- ----------
Reconciliation of Non-GAAP Financial Data:
     Net Earnings                                $    35.1  $    19.7
     Income Taxes                                     11.6       14.3
     Interest Income                                  (0.4)      (2.3)
     Interest and Related Expenses                    30.3       12.5
     Amortization and Depreciation                    18.7       10.8
                                                 ---------- ----------
     EBITDA(3)                                   $    95.3  $    55.0
     Income Taxes                                    (11.6)     (14.3)
     Interest Income                                   0.4        2.3
     Interest and Related Expenses                   (30.3)     (12.5)
     Deferred Income Taxes                            (1.1)         -
     Changes in Assets and Liabilities, Net of
      Effects from Business Combinations and
      Divestitures                                   (27.5)      (7.4)
     Other, Net                                        4.1        1.4
                                                 ---------- ----------
     Net Cash Provided by Operating Activities   $    29.3  $    24.5
     Capital Expenditures                            (10.9)     (10.1)
                                                 ---------- ----------
     Free Cash Flow(4)                           $    18.4  $    14.4

                                                  Nine Months Ended
                                                      December 31,
                                                 ---------------------
                                                  2006(1)    2005(2)
                                                 ---------- ----------
Reconciliation of Non-GAAP Financial Data:
     Net Earnings                                $    81.6  $    52.7
     Income Taxes                                     40.9       33.0
     Interest Income                                  (0.9)      (6.2)
     Interest and Related Expenses                    90.8       37.0
     Amortization and Depreciation                    57.1       31.7
                                                 ---------- ----------
     EBITDA(3)                                   $   269.5  $   148.2
     Income Taxes                                    (40.9)     (33.0)
     Interest Income                                   0.9        6.2
     Interest and Related Expenses                   (90.8)     (37.0)
     Deferred Income Taxes                             3.0       (0.5)
     Changes in Assets and Liabilities, Net of
      Effects from Business Combinations and
      Divestitures                                   (93.4)     (29.5)
     Other, Net                                       13.4        5.0
                                                 ---------- ----------
     Net Cash Provided by Operating Activities   $    61.7  $    59.4
     Capital Expenditures                            (38.2)     (26.3)
                                                 ---------- ----------
     Free Cash Flow(4)                           $    23.5  $    33.1


1 Fiscal 2007 third quarter and nine-month results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

2 Fiscal 2006 nine-month results include the operations of Codem
  Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

3 The Company defines EBITDA as net earnings before net interest and related expenses (primarily the amortization and write-off of debt premium and issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

4 The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

                               Three Months Ended  Nine Months Ended
                                  December 31,        December 31,
                               ------------------ --------------------
                                   2006   2005        2006    2005
                               --------- -------- --------- ----------
Organic Growth Calculation:
  Total Revenues(1,2)          $  680.4   $389.5  $2,022.2  $ 1,089.9
  Less Revenues from
   Acquisitions Owned Less
   Than One Year                 (241.9)       -    (777.4)      (6.0)
                               --------- -------- --------- ----------
  Organic Revenues             $  438.5   $389.5  $1,244.8  $ 1,083.9

  Organic Revenue Growth(3)        12.6%              14.8%


1 Fiscal 2007 third quarter and nine-month total revenues include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

2 Fiscal 2006 nine-month total revenues include the operations of Codem Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

3 Certain investors consider organic revenue growth to be an important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.

               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
              THIRD QUARTER SEGMENT RESULTS (UNAUDITED)
----------------------------------------------------------------------
                             ($ Millions)

                                                   Three Months Ended
                                                       December 31,
                                                   -------------------
                                                    2006(2)   2005(2)
                                                   --------- ---------
Revenues
C4I Segment                                        $  268.1  $  275.9
RSTA Segment                                          166.8     113.6
Sustainment Systems Segment(1)                         96.0         -
Technical Services Segment(1)                         149.5         -
----------------------------------------------------------------------
Consolidated                                       $  680.4  $  389.5
----------------------------------------------------------------------

Operating Income
C4I Segment                                        $   27.6  $   31.1
RSTA Segment                                           20.6      13.7
Sustainment Systems Segment(1)                         17.0         -
Technical Services Segment(1)                          11.4         -
----------------------------------------------------------------------
Consolidated                                       $   76.6  $   44.8
----------------------------------------------------------------------

Operating Margin
C4I Segment                                            10.3%     11.3%
RSTA Segment                                           12.3%     12.1%
Sustainment Systems Segment(1)                         17.7%        -
Technical Services Segment(1)                           7.6%     ----
Consolidated                                           11.3%     11.5%
----------------------------------------------------------------------

Bookings
C4I Segment                                        $  367.6  $  188.2
RSTA Segment                                          429.1     116.0
Sustainment Systems Segment(1)                        197.6         -
Technical Services Segment(1)                         108.6         -
----------------------------------------------------------------------
Consolidated                                       $1,102.9  $  304.2
----------------------------------------------------------------------

Backlog
C4I Segment                                        $1,186.4  $  959.2
RSTA Segment                                        1,060.7     685.5
Sustainment Systems Segment(1)                        502.6         -
Technical Services Segment(1)                         388.3         -
----------------------------------------------------------------------
Consolidated                                       $3,138.0  $1,644.7
----------------------------------------------------------------------


1 Fiscal 2007 third quarter results include the operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

2 Fiscal 2007 and 2006 third quarter results were adjusted to reflect the realignment of the Company's operations into four segments, as announced on October 2, 2006.

               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
                NINE-MONTH SEGMENT RESULTS (UNAUDITED)
----------------------------------------------------------------------
                             ($ Millions)

                                                   Nine Months Ended
                                                       December 31,
                                                   -------------------
                                                    2006(3)   2005(3)
                                                   --------- ---------
Revenues
C4I Segment(1)                                     $  811.7  $  795.8
RSTA Segment                                          430.2     294.0
Sustainment Systems Segment(2)                        280.3         -
Technical Services Segment(2)                         500.0         -
----------------------------------------------------------------------
Consolidated                                       $2,022.2  $1,089.9
----------------------------------------------------------------------

Operating Income
C4I Segment(1)                                     $   88.1  $   84.4
RSTA Segment                                           46.3      36.5
Sustainment Systems Segment(2)                         41.7         -
Technical Services Segment(2)                          36.6         -
Other                                                   0.8      (2.4)
----------------------------------------------------------------------
Consolidated                                       $  213.5  $  118.5
----------------------------------------------------------------------

Operating Margin
C4I Segment(1)                                         10.8%     10.6%
RSTA Segment                                           10.8%     12.4%
Sustainment Systems Segment(2)                         14.9%        -
Technical Services Segment(2)                           7.3%        -
Consolidated                                           10.6%     10.9%
----------------------------------------------------------------------

Bookings
C4I Segment(1)                                     $1,025.2  $  864.9
RSTA Segment                                          791.7     557.7
Sustainment Systems Segment(2)                        401.0         -
Technical Services Segment(2)                         582.3         -
----------------------------------------------------------------------
Consolidated                                       $2,800.2  $1,422.6
----------------------------------------------------------------------

Backlog
C4I Segment(1)                                     $1,186.4  $  959.2
RSTA Segment                                        1,060.7     685.5
Sustainment Systems Segment(2)                        502.6         -
Technical Services Segment(2)                         388.3         -
----------------------------------------------------------------------
Consolidated                                       $3,138.0  $1,644.7
----------------------------------------------------------------------


1 Fiscal 2006 nine-month results include the operations of Codem
  Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

2 Fiscal 2007 nine-month results include the operations of Engineered
  Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

3 Fiscal 2007 and 2006 nine-month results were adjusted to reflect the realignment of the Company's operations into four segments, as announced on October 2, 2006.

               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
        CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
----------------------------------------------------------------------
                            ($ Thousands)

                                             December 31,  March 31,
                                                2006         2006
                                             ------------ ------------
Assets
Cash and Cash Equivalents                    $    49,551  $     1,293
Other Current Assets                             993,692      899,497
----------------------------------------------------------------------
Total Current Assets                           1,043,243      900,790
----------------------------------------------------------------------
Property, Plant and Equipment, Net               225,091      220,506
Goodwill, Intangibles and Other Assets         2,896,307    2,897,823
----------------------------------------------------------------------
Total Assets                                 $ 4,164,641  $ 4,019,119
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current Installments of Long-Term Debt       $     5,150  $     4,622
Accounts Payable and Other Current
 Liabilities                                     709,293      695,741
----------------------------------------------------------------------
Total Current Liabilities                        714,443      700,363
----------------------------------------------------------------------
Long-Term Debt, Excluding Current
 Installments                                  1,854,509    1,828,771
Other Liabilities                                144,704      138,405
Stockholders' Equity                           1,450,985    1,351,580
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity   $ 4,164,641  $ 4,019,119
----------------------------------------------------------------------


    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500